                                                          Exhibit 12

SCANA CORPORATION
CALCULATIONS OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1997
(Millions of Dollars)




  Net earnings(1)                                               $399.8


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $35.4
    Other indebtedness(1)                          $57.2
        Total annualized interest charges                       $ 92.6

            Bond ratio                                            4.32


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).




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

SCANA CORPORATION
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1997
(Millions of Dollars)



  Net earnings(1)                                               $543.6


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $57.2
    Other indebtedness(1)                          $35.4
        Total annualized interest charges                       $92.6


            New Bond Ratio                                       5.87



(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).




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


SCANA CORPORATION
CALCULATIONS OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1997
(Millions of Dollars)


  Net Earnings (1)                                              $285.2

  Divide by annualized interest charges on:
    Bonds authenticated under SCE&G's
      mortgage bond indentures                     $92.6
    Other indebtedness (1)                         $ 2.0
    Preferred Dividend Requirements                $11.3
        Total annualized interest charges                       $105.9

            Preferred stock ratio                                 2.69




(1)  As defined under SCE&G's Restated Articles of Incorporation.



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




                                                                      SCANA CORPORATION
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  For Each of the Five Years Ended December 31, 1997
                                               (Millions of Dollars)



                                                                    Years Ended December 31,

                                                     1997        1996        1995        1994        1993
Fixed Charges as defined:
  Interest on long-term debt..................      $113.6      $112.3      $113.9      $106.6      $ 96.9
  Amortization of debt premium, discount and
   expense (net)..............................         2.6         2.6         2.5         2.2         1.8
  Other interest expense......................        11.7        13.3        17.1         6.8         8.7
  Interest component of rentals...............         1.7         2.3         2.8         2.7         2.8

      Total Fixed Charges (A).................      $129.6      $130.5      $136.3      $118.3      $110.2

Earnings, as defined:
  Income......................................      $230.0      $220.7      $174.0      $121.4      $171.5
  Income taxes................................       113.6       119.1        99.1        62.5        90.7
  Total fixed charges above...................       129.6       130.5       136.3       118.3       110.2

      Total Earnings (B)......................      $473.2      $470.3      $409.4      $302.2      $372.4

Ratio of Earnings to fixed charges (B/A)......        3.65        3.60        3.00        2.55        3.38




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